LIFE INSURANCE COMPANY

ACCIDENTAL DEATH BENEFIT RIDER

ADDITIONAL FIXED BENEFIT IN EVENT OF INSURED’S ACCIDENTAL DEATH AS DEFINED AND LIMITED

(Applicable On And After Policy Anniversary Nearest Insured’s 5th Birthday And Before Policy Anniversary Nearest Insured’s 70th Birthday)

We agree, subject to the terms and conditions of this Rider and the policy, to pay an Accidental Death Benefit to the Beneficiary on receipt at our Home Office of due proof of the accidental death of the Insured. Such proof must directly show that:

(1)	Death resulted solely from an accidental bodily injury; and

(2)	Death occurred within 90 days of that injury; and

(3)	The injury occurred: (i) on or after the policy anniversary nearest the Insured’s 5th birthday; and (ii) before the policy anniversary nearest the Insured’s 70th birthday;

(4)	Both the injury and the death occurred while the policy and this Rider were in full force.

The amount of the Accidental Death Benefit is fixed. It does not vary in accordance with the investment experience of a separate account. The amount we will pay will be:

a.	The amount of the Accidental Death Benefit shown for this Rider on page 3 of the policy; or

b.	Twice that amount if the due proof also shows that the injury was sustained while the Insured was a passenger in or on a public conveyance run by a common carrier for passenger service.

We will pay the Accidental Death Benefit in one sum unless otherwise provided by written notice under the Settlement Provisions of the policy.

This Rider is made a part of the policy to which it is attached. If this Rider is issued subsequent to delivery of the policy, the consideration for issuance of the Rider is: (a) the application for this Rider, a copy of which is attached to and made a part of the policy; and (b) payment of any additional premium we may require because of the issuance of this Rider. The date of issue of this Rider is as provided in Section 1 of the policy.

When premiums are paid on the policy in accordance with a disability benefit rider, we will pay premiums for this Rider.

ACCIDENTAL DEATH DEFINED

“Accidental Death” means death resulting directly and solely from:

a.	An accidental injury; or

b.	A disease or infection: (i) resulting directly from an accidental injury as described; and (ii) beginning within 30 days after the date of the injury; or

c.	An accidental drowning.

EXCEPTIONS AND EXCLUSIONS

We will pay no benefit on this Rider if the Insured’s death results, directly or indirectly, or wholly or partially, from any of the following:

(1)	An infection or bodily or mental infirmity or disease that existed before or began after the accidental injury. But this exception will not apply if the disease or infection is as defined above in the phrase “accidental death”.

(2)	Intentionally self-inflicted injury while sane; or self-inflicted injury while insane.

(3)	Commission by the Insured of an assault or a felony.

F9300NY

(4)	Travel, flight or descent in or from any kind of aircraft: (a) which is being operated for a training purpose; or (b) which the Insured is on to perform specific functions whether they apply to the operation of the aircraft or not.

(5)	War, declared or undeclared.

(6)	Service in an armed force of an international organization, or a country or group of countries at war, declared or undeclared.

(7)	The entry into the body, in any way, and whether due to a voluntary, involuntary or other act of the Insured, of any: (a) intoxicant; or (b) excitant; or (c) hallucinogen; or (d) narcotic or other drug, unless the use is as prescribed for the Insured by a legally qualified physician; or (e) except involuntarily in the course of employment, gas, poison or poisonous substance.

INCONTESTABILITY

In applying the Incontestability provision of the policy to this Rider, the period shall be measured from the date of issue of this Rider.

DISCONTINUANCE ON REQUEST

This rider may be discontinued as of any Processing Date on receipt of written notice and presentation of the policy for adjustment to us at our Home Office before the Processing Date and before the Insured’s death.

TERMINATION

This Rider will terminate on the earliest of:

a.	The lapse, exchange or termination of the policy; or

b.	The payment or application of the Surrender Value of the policy; or

c.	The date this Rider is discontinued on request; or

d.	The policy anniversary nearest the Insured’s 70th birthday.

Signed for the Company at Boston, Massachusetts.

Secretary